UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 19, 2023

Nxu, Inc.
(Exact Name of Registrant as Specified in Charter)

Delaware	001-41509	92-2819012
(State or Other Jurisdiction of Incorporation	(Commission File Number)	(IRS Employer Identification No.)

1828 N. Higley Rd. Ste 116, Mesa, AZ 85205
(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code: (602) 309-5425

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each Class	Trading Symbol(s)	Name of each exchange on which registered
Class A Common Stock, par value $0.0001 per share	NXU	NASDAQ

Indicate by checkmark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) of Rule 12B-2 of the Securities Exchange act of 1934 (§240.12b-2 of this chapter).

Emerging Growth Company ☒

If an emerging growth company, indicate by check mark if the Registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement.

On October 23, 2023, Nxu, Inc., a Delaware corporation (the “Company”), consummated a public offering (the “Offering”) of an aggregate of 86,000,000 shares of the Company’s Class A common stock, $0.0001 par value per share (the “Shares”).

In connection with the Offering, on October 19, 2023, the Company entered into a securities purchase agreement (the “Purchase Agreement”) with certain investors named therein (the “Purchasers”), and a placement agency agreement (the “Placement Agency Agreement”) with Maxim Group LLC (the “Placement Agent”), pursuant to which the Company agreed to issue and sell the Shares and the Placement Agent agreed to act as placement agent on a “best efforts” basis in connection with the Offering. The Company paid the Placement Agent an aggregate fee equal to 6.5% of the gross proceeds raised in the Offering. The Company reimbursed the Placement Agent $50,000 for expenses in connection with the Offering.

The Purchase Agreement and Placement Agency Agreement contain customary representations, warranties and agreements by the Company, customary conditions to closing, indemnification obligations of the Company, the Purchasers or the Placement Agent, as the case may be, other obligations of the parties and termination provisions. In addition, pursuant to the terms of the Placement Agency Agreement, the executive officers and directors of the Company have entered into agreements providing that each such person may not, without the prior written consent of the Placement Agent, subject to certain exceptions, offer, issue, sell, transfer or otherwise dispose of the Company’s securities for a period of thirty (30) days following the closing date of the Offering.

A registration statement on Form S-1 (the “Registration Statement”) relating to the Offering (File No. 333-274910) was initially filed with U.S. Securities and Exchange Commission (the “SEC”) on October 10, 2023, as amended, and was declared effective by the SEC on October 19, 2023. The Offering was made by means of a prospectus forming a part of the effective Registration Statement.

The Company intends to use the net proceeds of the Offering primarily for general corporate purposes, which may include, but is not limited to, operating expenses, working capital, and the continued development and deployment of our charging products. In addition, each of the two holders of our outstanding convertible notes can require us to prepay each such holder’s outstanding convertible notes in an amount up to 20% of the gross proceeds from the Offering. Such amount to be prepaid, if any, is solely at the option of each such holder. As of October 23, 2023, there were approximately $1.3 million of convertible notes outstanding.

The foregoing does not purport to be a complete description of each of the Placement Agency Agreement and Purchase Agreement is qualified in its entirety by reference to the full text of each of such document, which are filed as Exhibits 1.1 and 10.1, respectively, to this Current Report on Form 8-K (this “Form 8-K”) and incorporated herein by reference.

Item 2.04. Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.

The applicable information set forth in Item 1.01 of this Form 8-K with respect to the use of proceeds of the Offering is incorporated herein by reference.

Item 8.01. Other Events

The Company issued press releases announcing the pricing and closing of the Offering on October 19, 2023 and October 23, 2023, respectively. Copies of the press releases are filed herewith as Exhibit 99.1 and Exhibit 99.2, respectively.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
1.1	Form of Placement Agency Agreement by and between the Company and the Placement Agent (incorporated by reference to Exhibit 1.1 of the Registration Statement on Form S-1 filed with the SEC on October 10, 2023)
10.1	Form of Securities Purchase Agreement (incorporated by reference to Exhibit 10.18 of the Registration Statement on Form S-1 filed with the SEC on October 10, 2023)
99.1	Press Release dated October 19, 2023
99.2	Press Release dated October 23, 2023
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Nxu, Inc.

Date: October 23, 2023	By:	/s/ Mark Hanchett
Mark Hanchett Chief Executive Officer